N E W S   R E L E A S E

EXHIBIT 99

FOR IMMEDIATE RELEASE February 24, 2004 FINAL RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Carlos Fernandez-Guzman 305-231-6518

BankUnited Announces Pricing of $100 million of 3.125% of Convertible Senior Notes Due 2034

CORAL GABLES, Fla., February 24, 2004—BankUnited Financial Corporation (the “Company”)—Nasdaq: BKUNA, parent of BankUnited FSB, announced today the pricing of $100 million of 3.125% convertible senior notes due 2034 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company has also granted the initial purchasers of the notes the option to purchase, within 13 days, up to an additional $20 million aggregate principal amount of the notes.

The notes will be convertible into the Company’s Class A Common Stock at an initial conversion rate of 26.2771 shares per $1,000 principal amount of the notes (equal to an initial conversion price of approximately $38.06 per share, representing a conversion premium of 42%), under certain conditions and subject to adjustment in certain circumstances. The notes will be convertible only upon occurrence of certain specified events including, but not limited to, if, at certain times, the closing sale price of our Class A Common Stock exceeds 125% of the then current conversion price. Upon conversion the company may deliver cash or a combination of cash and shares of its Class A Common Stock in lieu of shares of our Class A Common Stock. In addition, the notes will pay contingent interest commencing with the six-month period beginning March 1, 2011 if certain conditions are met. The closing sale price for the Company’s Class A Common Stock on February 23, 2004 was $26.80 per share.

BankUnited plans to use the proceeds for general corporate purposes, which may include expanding BankUnited’s operations through new branches and operations centers, acquiring BankUnited’s debt and equity securities, if available on favorable terms, redeeming outstanding debt, investing in loans and mortgage-backed or other securities, possible acquisitions and funding working capital needs.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited FSB, the largest banking institution headquartered in Florida as measured by assets. BankUnited had assets of $7.2 billion at December 31, 2003. Offering a full array of consumer and commercial banking products and services, BankUnited operates 45 banking offices throughout Miami-Dade, Broward, Palm Beach and Collier Counties. BankUnited can be accessed on the Internet at www.buexpress.com. BankUnited’s Class A Common Stock trades on the NASDAQ National Market under the trading symbol BKUNA.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “plan,” “target” and similar expressions are intended to identify “forward looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions, fiscal and monetary policies, war and terrorism, changes in interest rates, deposit flows, loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines, changes in legislation or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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